EXHIBIT 10.2

CHANGE IN CONTROL AGREEMENT

This Change in Control Agreement (“Agreement”) is made and entered as of August 27, 2019 (the “Effective Date”) by and among Nuvera Communications, Inc. (the “Company”), a Minnesota corporation and Glenn Zerbe (“you”).

RECITALS

WHEREAS, the Board (as defined below) has determined that appropriate steps should be taken to minimize the risk that you will depart prior to a Change in Control (as defined below), thereby leaving the Company without your services during such a critical period, and

WHEREAS, the Board desires to reinforce and encourage your continued attention and dedication to your assigned duties without distraction in circumstances arising from the possibility of a Change in Control; and

WHEREAS, the Board believes it important, should the Company or their shareholders receive a proposal for transfer of control, that you be able to continue your management responsibilities without being influenced by the uncertainties of your own personal situation.

AGREEMENT

NOW, THEREFORE, for good and valuable consideration, the sufficiency of which is hereby acknowledged, you and the Company hereby agree as follows:

1.                  Definitions.  The following terms will have the meaning set forth below unless the context clearly requires otherwise.  Terms defined elsewhere in this Agreement will have the same meaning throughout this Agreement.

(a)                “Accrued Obligations” means:

(i)               Your earned base salary through the Date of Termination, to the extent not theretofore paid;

(ii)              Your business expenses that are reimbursable pursuant to the Company policies and not previously reimbursed;

(iii)             Your annual bonus for the previous fiscal year, if such bonus has been determined but not paid as of the Date of Termination; and

(iv)             Any accrued vacation, sick leave or personal leave up to the limits under Company policy to the extent not theretofore paid.

(b)               “Base Salary” means your annualized base salary from the Company and its affiliates as in effect at the time of the consummation of the Change in Control.

(c)                “Board” means the board of directors of the Company, duly qualified and acting at the time in question.  On and after the date of a Change in Control, any duty of the Board in connection with this Agreement shall be exercised by the board of the Successor that assumes this Agreement in connection with the acquisition of the Company.  The duties of the Board shall be nondelegable and any attempt by the Board to delegate any such duty is ineffective.

(d)               “Cause” means:

(i)               your conviction (including a plea of nolo contendere) of an act or failure to act constituting a felony or crime of moral turpitude under federal or state law; or

(ii)              your willful misconduct with regard to the Company having a material adverse effect on the business, financial condition or reputation of the Company; or

(iii)             your willful failure to perform substantially your duties for the Company.

(e)                “Change in Control” means any of the following:

(i)               the sale, lease, exchange or other transfer, directly or indirectly, of all or substantially all of the assets of the Company, in one transaction or in a series of related transactions, to any Person;

(ii)              any Person is or becomes the beneficial owner directly or indirectly, of more than 50 percent of the combined voting power of the Company’s outstanding securities; or

(iii)             a merger or consolidation to which the Company is a party if the shareholders of the Company, immediately prior to the effective date of such merger or consolidation have, solely on account of ownership of securities of the Company, at such time, beneficial ownership immediately following the effective date of such merger or consolidation representing less than 50% of the combined voting power of the surviving corporation’s then outstanding securities; or

(iv)             a change in the composition of the Board such that the individuals who, as of the Effective Date, constitute the Board cease for any reason to constitute a majority of the Board; provided, however, that for purposes of this definition, any individual who becomes a member of the Board subsequent to the Effective Date, whose election, or nomination for election, by the Company’s stockholders was approved by a vote of a least a majority of those individuals who are members of the Board and who were also members of the Board as of the Effective Date.

(f)                “Date of Termination” means:

(i)                if your employment is to be terminated by you for Good Reason, the date specified in the Notice of Termination, which in no event may be a date more than 15 days after the date on which Notice of Termination is given unless the Board agrees in writing to a later date;

(ii)              if your employment is to be terminated by the Company for Cause, the date specified in the Notice of Termination; or

(iii)             if your employment is to be terminated by the Company for any reason other than Cause or your death, the date specified in the Notice of Termination, which in no event may be a date earlier than 15 days after the date on which a Notice of Termination is given, unless you expressly agree in writing to an earlier date.

The Company and you will take all steps necessary (including with regard to any post-termination services by you) to ensure that any termination described in this Section 1(h) shall constitute a “separation from service” within the meaning in Treas. Reg. §1.409A-1(h) and, notwithstanding anything herein to the contrary, the date on which such separation from service occurs shall be the Date of Termination.

(g)               “Disability” means mean any physical or mental condition which would qualify you for a disability benefit under the long-term disability plan of the Company.

(h)               “Good Reason” means the occurrence of any of the following events without your written consent:

(i)               a material reduction in your annual base salary or other cash compensation or your ability to participate in or to receive benefits from any welfare benefit and/or compensation plans in effect at the Company immediately prior to the Change in Control without a counter-balancing increase in another element of your welfare benefits or total compensation;

(ii)              a material reduction in your title, duties and responsibilities with the Company as in effect immediately prior to the Change in Control or the assignment of duties what are materially inconsistent with the duties or which materially impair your ability to function in your position;

(iii)             the Company requiring you to be based more than 35 miles from where your office is located immediately prior to the Change in Control, except for required travel on the Company's business, and then only to the extent substantially consistent with your business travel obligations on behalf of the Company during the 90-day period ending on the date of the Change in Control (without regard to travel related to or in anticipation of the Change in Control); or

(iv)             the failure by the Company to obtain, as specified in Section 5 hereof, an assumption of the obligations of the Company to perform this Agreement by any Successor to the Company.

You may not terminate employment for Good Reason unless you have provided written notice to the Board of the existence of the event constituting Good Reason within 90 days of the initial existence of the event, the Company has not remedied the condition within 30 days after such notice is received, and you terminate your employment within 60 days after the end of the period of cure, if any.

Your Disability following the occurrence of an event described above in this Section 1(h) shall not affect your ability to terminate employment for Good Reason and your death following delivery of a Notice of Termination for Good Reason shall not affect your estate’s entitlement to payments and benefits provided hereunder upon a termination of employment for Good Reason. Notwithstanding the foregoing, none of the foregoing events shall be considered "Good Reason" if it occurs in connection with your death or disability.

(i)                “Notice of Termination” means a written notice given on or after the date of a Change in Control that indicates the specific termination provision in this Agreement pursuant to which the notice is given.

(j)                “Person” means any individual, corporation, partnership, group, association, other than the Company, any affiliate of the Company or any benefit plan(s) sponsored by the Company.

(k)               “Successor” means any Person that succeeds to, or has the practical ability to control (either immediately or solely with the passage of time), the Company’s business directly or indirectly, as the result of a Change in Control of the Company or otherwise.

2.                  Term of Agreement.  The term of this Agreement shall be the period (“Term”) beginning on the Effective Date hereof and terminating on December 31, 2022 unless extended as provided herein. The Term of this Agreement shall extend for an additional two year period (terminating on December 31, 2024) if between the 180th and 90th day before the end of the Term, the Board of the Company affirmatively approves such extension of the Term of this Agreement.  Notwithstanding the foregoing, in the event of a Change in Control during the Term, the Term of this Agreement shall automatically be extended until the later of: (i) the last day of the twelfth month after the effective date of the Change in Control, or (ii) the date on which the Company obligations to you arising under or in connection with this Agreement have been satisfied in full.

3.                  Eligibility for Severance.  You will become entitled to the benefits described in Section 4 if and only if:

(a)                (i) the Company terminates your employment for any reason, other than your death, Disability or Cause; or (ii) you terminate your employment with the Company for Good Reason;

(b)               the Date of Termination occurs within the period beginning on: (i) the date the Company enters into a definitive agreement that will, if consummated, result in a Change in Control, if the termination is by the Company or (ii) on the date of the Change in Control, if the termination is by you for Good Reason, and ending on the last day of the twelfth month after the Change in Control; and

(c)                you sign a release of claims in favor of the Company, in a form prepared by the Company, and you do not revoke or rescind your release of claims within the time period specified therein.  The Company shall provide the form of release to you on or before the 5th day following your Date of Termination.

4.                  Severance Benefit.

(a)                Subject to the conditions set forth in Section 3 and except as provided in Section 4(b), the Company will, within 60 days of your Date of Termination, make a lump-sum cash payment to you in an amount equal to two times your Base Salary. The payment under this Section 4 shall supersede and be in lieu of any rights you may have under any other policy or program of the Company providing for severance during the Term upon or after a Change in Control.

(b)               In the event the amount to be paid under Section 4(a), together with all other payments and the value of any benefit received or to be received by you would result in all or a portion of such amount being subject to excise tax under Code §  4999 and regulations promulgated thereunder (the “Excise Tax”),  then the amount the Company shall pay you under this Section shall be such lesser amount as determined in accordance with this Section 4(b) that would result in no portion of any payment being subject to the Excise Tax. All determinations required to be made under this Section 4(b) shall be made by the Company’s outside auditor immediately prior to the Change in Control (the "Accounting Firm").  The Company shall cause the Accounting Firm to provide detailed supporting calculations of its determinations to the Company and you.  Notice must be given to the Accounting Firm within 15 business days after the Change in Control and the Accounting Firm's determination must be made within 30 days of such notice, which shall be final and binding on you and the Company.  All fees and expenses of the Accounting Firm shall be borne solely by the Company.

5.                  Other Obligations. Within 5 days of your Date of Termination, the Company will pay you your Accrued Obligations.

6.                  Successors.  The Company will seek to have any Successor, by agreement in form and substance satisfactory to you, assent to the fulfillment by the Company of the Company’s obligations under this Agreement.  Failure of the Company to obtain such assent at least three business days prior to the time a Person becomes a Successor (or where the Company does not have at least three business days’ advance notice that a Person may become a Successor, within three business days after having notice that such Person may become or has become a Successor) will constitute Good Reason for termination by you of your employment.  The date on which any such succession becomes effective will be deemed the Date of Termination, and Notice of Termination will be deemed to have been given on that date.  A Successor has no rights, authority or power with respect to this Agreement prior to a Change in Control. If the Successor to the Company fails to assume the obligations under this Agreement, then the Company shall be and remain liable for the obligations under this Agreement.

7.                  Binding Agreement.  This Agreement inures to the benefit of, and is enforceable by, you, your personal and legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.  If you die while any amount would be still payable to you under this Agreement if you had continued to live, all such amounts, unless otherwise provided in this Agreement, will be paid in accordance with the terms of this Agreement to your devisee, legatee or other designee or, if there be no such designee, to your estate.

8.                  No Mitigation.  You will not be required to mitigate the amount of any benefits the Company becomes obligated to provide to you in connection with this Agreement by seeking other employment or otherwise.  The benefits to be provided to you in connection with this Agreement may not be reduced, offset or subject to recovery by the Company by any benefits you may receive from other employment or otherwise.

9.                  No Setoff.  The Company has no right to setoff benefits owed to you under this Agreement against amounts owed or claimed to be owed by you to the Company under this Agreement or otherwise.

10.                Taxes and Withholding.  All benefits to be provided to you in connection with this Agreement will be subject to required withholding of federal, state and local income, excise and employment-related taxes.  You authorize the Company to withhold, report and transmit to each tax authority all income, employment and excise tax required to be withheld from any amounts payable under this Agreement.  You, and not the Company, will be solely responsible for any and all taxes, including but not limited to, excise taxes under Code §§ 280G and 409A, in excess of any required tax withholding under the preceding sentence.

11.                Notices.  For the purposes of this Agreement, notices and all other communications provided for in, or required under, this Agreement must be in writing and will be deemed to have been duly given when personally delivered, by overnight courier (with receipt confirmed), by facsimile transmission (with receipt confirmed by telephone or by automatic transmission report) or when mailed by United States registered or certified mail, return receipt requested, postage prepaid and addressed to each party’s respective address set forth below (provided that all notices to the Company must be directed to the attention of the Chair of the Board), or to such other address as either party may have furnished to the other in writing in accordance with these provisions, except that notice of change of address will be effective only upon receipt.

If to Nuvera Communications, Inc.:

                        Attention: Perry Meyer

27 North Minnesota Street

                        New Ulm, Minnesota 56073

If to you:

Mr. Glenn Zerbe

                        5220 Larada Lane

                        Edina, Minnesota 55436

12.                Disputes/Arbitration.  Any disputes arising under or in connection with this Agreement (including without limitation the making of this Agreement) will be settled by final and binding arbitration to be held in Minneapolis, Minnesota, in accordance with the rules and procedures of the American Arbitration Association.  If any dispute is settled by arbitration, the parties will within 10 business days select a mutually agreeable single arbitrator to resolve the dispute or if they fail or are unable to do so, each side will within the following 10 business days select a single arbitrator and the two so selected will select a third arbitrator within the following 10 business days.  The arbitration award or other resolution may be entered as a judgment at the request of the prevailing party by any court of competent jurisdiction in Minnesota or elsewhere.  The arbitrator may construe or interpret, but may not ignore or vary the terms of this Agreement, and shall be bound by controlling law.  Each party will bear its own costs and attorneys’ fees in connection with the arbitration; provided, however, that the Company will pay 100% of the costs and expenses of the arbitrator(s) and any administrative or other fees associated with such arbitration.

13.                Related Agreements.  Nothing in this Agreement prevents or limits your continuing or future participation in any Benefit Plan provided by the Company and for which you may qualify, and nothing in this Agreement limits or otherwise affects the rights you may have under any Benefit Plans or other agreements with the Company.  Amounts which are vested benefits or which you are otherwise entitled to receive under any Benefit Plan or other agreement with the Company at or subsequent to the Date of Termination will be payable in accordance with such Benefit Plan or other agreement.

14.                Effect of Code §409A. Notwithstanding anything to the contrary in this Agreement, to the maximum extent permitted by applicable law, the severance payments payable to you are intended and shall be interpreted to be exempt from the requirements of Code §409A in reliance upon Treas. Reg. §1.409A-1(b)(9)(iii) (relating to separation pay plans) or Treas. Reg. §1.409A-1(b)(4) (relating to short-term deferrals).  However, to the extent any such payments are treated as “non-qualified deferred compensation” subject to Code §409A and any payment otherwise specified in this Agreement or elsewhere would in the reasonable good faith determination of  the Company or you subject such amount or benefit to additional tax pursuant to Code §409A(a)(1)(B), you and the Company shall in good faith amend this Agreement to avoid or mitigate such additional tax, preserving, to the greatest extent possible, the economic value of the amount due under this Agreement.

15.                No Employment or Service Contract.  Nothing in this Agreement is intended to provide you with any right to continue in the employ of the Company for any period of specific duration or interfere with or otherwise restrict in any way your rights or the rights of the Company, which rights are hereby expressly reserved by each, to terminate your employment at any time for any reason or no reason whatsoever, with or without Cause.

16.                General Provisions.

(a)               This Agreement may not be amended or modified except by a written agreement signed by you and an officer of the Company duly authorized by the Board.

(b)               In the event that any provision or portion of this Agreement is determined to be invalid or unenforceable for any reason, the remaining provisions of this Agreement will remain in full force and effect to the fullest extent permitted by law. In the event any provision is held to be overbroad, that provision will be deemed amended to narrow its application to the extent necessary to render the provision enforceable according to applicable law.

(c)               This Agreement will bind and benefit the parties hereto and their respective successors and assigns.

(d)               This Agreement has been made in and will be governed and construed in accordance with the laws of the State of Minnesota without giving effect to the principles of conflict of laws of any jurisdiction.

(e)               No failure on the part of either party to exercise, and no delay in exercising, any right or remedy under this Agreement will operate as a waiver; nor will any single or partial exercise of any right or remedy preclude any other or further exercise of any right or remedy.

(f)                This Agreement contains our entire understanding and agreement with respect to these matters and supersedes and replaces all other previous agreements, discussions, or understandings, whether written or oral, between or on the same subjects.

(g)               All terms of this Agreement and intended to be observed and performed after the termination of this Agreement will survive such termination and will continue in full force and effect thereafter.

(h)               This Agreement may be executed in multiple counterparts, each of which is an original and all of which together will constitute one and the same instrument.

IN WITNESS WHEREOF, Nuvera Communications, Inc., by their officer duly authorized by the Board, and Glenn Zerbe have hereunto executed this Agreement as of the date and date entered above.

NUVERA COMMUNICATIONS, INC.

Dated: August 27, 2019	By:	/s/Perry Meyer

	Its:	Chairman

Dated: August 27, 2019	/s/Glenn Zerbe
GLENN ZERBE